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                                                                     Exhibit 5.1


                                October 12, 2000



Hollywood Casino Corporation
13455 Noel Road, Suite 2200
Dallas, Texas 75240

Ladies and Gentlemen:

          We have acted as counsel to Hollywood Casino Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by
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the Company of a Registration Statement on Form S-8 to be filed with the
Securities and Exchange Commission on or about October 12, 2000 (the "Registration Statement"), under the Securities Act of 1933, as amended, with
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respect to the offer and sale by the Company of up to an additional 50,000 shares (the "Registered Shares") of the Class A common stock, par value $0.0001
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per share ("Common Stock"), of the Company issuable upon the exercise of stock
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options granted pursuant to the Hollywood Casino Corporation 1996 Non-Employee
Director Stock Plan, as amended (the "Plan").
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          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and all amendments thereto and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
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Hollywood Casino Corporation
October 12, 2000
Page 2

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Shares are duly authorized, and when issued and delivered against receipt of payment therefor in accordance with the terms of the Plan, such Registered Shares will be validly issued, fully paid and nonassessable.

          The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP
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                                       Weil, Gotshal & Manges LLP